UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010

Penn Octane Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Rosecrans Ave, Suite 3355 El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 563-1828

77-530 Enfield Lane, Bldg D Palm Desert, CA 92211
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 25, 2010, Penn Octane Corporation (“Penn Octane”), Rio Vista Energy Partners L.P. (“Rio Vista”) and Central Energy, LLC (“Central Energy”) entered into a Securities Purchase and Sale Agreement (the “Agreement”).  Pursuant to the terms of the Agreement, Penn Octane will sell its 75% interest and will sell and/or cause to be sold the remaining 25% interest held by a third party of the limited liability company interests in Rio Vista GP, LLC (“GP”), the general partner of Rio Vista, and Rio Vista has agreed to issue and sell to Central Energy 12,724,019 newly issued Common Units of Rio Vista (the “Common Units”), which Common Units will, when issued, represent 80% of the Common Units of Rio Vista on a fully diluted basis.  The purchase price for the sale of 100% of the limited liability company interests in the GP will be $147,709, which amount will be contributed by Penn Octane to the GP and then by the GP to Rio Vista simultaneously with the closing under the Agreement.  The purchase price for the sale of the Common Units is $3,852,291.  As a result of the foregoing, Central Energy will obtain control of Rio Vista by virtue of its ownership of 100% of the GP.

Penn Octane will receive approximately $1.2 million of the proceeds from the transaction, subject to adjustment, as described in the Agreement, to settle all amounts owing from the promissory note issued by Rio Vista to Penn Octane and all other intercompany advances made between Penn Octane and GP to Rio Vista or its subsidiaries.  As described above, Penn Octane also agreed to sell the GP interests to facilitate the closing of the transaction and to receive the proceeds referred to above.  The proceeds received by Penn Octane will be used to settle outstanding obligations due to its creditors, including amounts outstanding for taxes due.  The total liabilities of Penn Octane are currently significantly in excess of the proceeds to be received.

Currently Penn Octane has negative working capital.  Penn Octane does not have any sources of cash or assets other than its interests in the GP, certain ownership of common units of Rio Vista and advances or loans due from Rio Vista.  Currently Rio Vista has negative working capital.  Rio Vista does not have any sources of cash or assets other than its interest in Regional Enterprises Inc. (“Regional”).  Because of Rio Vista’s financial position, Penn Octane does not expect that it will receive any cash flows from the assets associated with Rio Vista unless the transaction as contemplated in the Agreement is completed. The closing of the transaction is subject to Rio Vista satisfying all liabilities and contingent claims outstanding against it, including Rio Vista’s creditors accepting significant discounts and certain other conditions to closing, and, therefore, there is no assurance that the sale of the Common Units and the limited liability company interests in the GP will be consummated.  Under the terms of the Agreement, the Closing shall occur by June 4, 2010 but may be extended by Central Energy until July 1, 2010 at its sole discretion.  Because of Penn Octane’s financial position (including the financial position of Rio Vista and Rio Vista’s sole operating subsidiary, Regional), if the closing does not occur, both Penn Octane and Rio Vista would likely be required to seek protection under US Bankruptcy laws.  In the opinion of management, if such protection were sought, the amounts realized for Penn Octane’s assets and the resulting amounts recoverable to creditors will be significantly less than amounts being offered pursuant to the Agreement.

A copy of the Agreement is included as an exhibit to this Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of certain provisions of this document is qualified in its entirety by reference thereto.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed with this report:

10.1
Securities purchase and sale agreement between Central Energy, LLC, Rio Vista Energy Partners, L.P. and Penn Octane Corporation, dated May 25, 2010.  All schedules described in this exhibit have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By:	/s/ Ian T. Bothwell

Name:	Ian T. Bothwell
Title:	Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Executive, Financial and Accounting Officer)

Date: May 28, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1
Securities purchase and sale agreement between Central Energy, LLC, Rio Vista Energy Partners, L.P. and Penn Octane Corporation, dated May 25, 2010.  All schedules described in this exhibit have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.